FOR IMMEDIATE RELEASE
                                                                 July 27, 1998

                            SWISS RE TO ACQUIRE
                            LIFE RE CORPORATION


      Stamford, Connecticut -- July 27, 1998, Life Re Corporation
(NYSE:LRE) today announced that Swiss Reinsurance Company (Swiss Re) today reached definitive agreement to acquire Life Re Corporation (LRE), Stamford, Connecticut, USA, for US $95 per share, equal to approximately US $1.8 billion in cash (approximately CHF 2.7 billion). The transaction is subject to regulatory approval, approval of Life Re Corporation shareholders and to certain other conditions.

      The acquisition establishes Swiss Re's leadership in the North American life reinsurance sector and advances its strategic goal of further growing its global life and health reinsurance business. After giving pro forma effect for the acquisition, Swiss Re's North American life and health reinsurance business 1997 pro forma gross premiums will increase to approximately US $2.7 billion and worldwide life and health gross premiums to approximately US $4.9 billion. LRE's business is highly complementary to Swiss Re's current business mix and strategic objectives. LRE brings a strong traditional reinsurance book, which widens Swiss Re's client base. It also brings the growth and profitability potential of LRE's Administrative Reinsurance(sm) business, a new line of business for Swiss Re. Both organizations believe that this potential will be greatly enhanced by this transaction.

      Upon the closing of the transaction, it is expected that Jacques E. Dubois, the current President and Chief Operating Officer of LRE, will succeed Jeff Hart as Chief Executive Officer of Swiss Re Life & Health America and will report to John Coomber, member of the Executive Board of Swiss Re. Having played a central role in this acquisition and in the development of Swiss Re Life & Health's North American strategy, Jeff Hart has completed the objectives of his assignment with Swiss Re.

      Walter Kielholz, Chief Executive Officer of Swiss Re, said, "This is a very exciting transaction for Swiss Re, and further develops our strategy to expand our life and health operations. With Life Re Corporation as an integral part of Swiss Re, we believe there is significant opportunity to increase revenue, earnings and shareholder value growth."

      John Coomber stated, "We look forward to combining our client service strengths in life and health reinsurance and growing Administrative Reinsurance(sm). There is also the ability to enhance value through the management of LRE's investment portfolio as part of the overall Swiss Re portfolio. We welcome Jacques Dubois and his colleagues and thank Jeff Hart for his outstanding contribution in redirecting Swiss Re Life & Health in North America."

      Rodney A. Hawes, Jr., Chairman and Chief Executive Officer of LRE, stated, "I am very enthusiastic about this transaction. It represents an attractive result for our shareholders. In addition, the combination of the business model we have created at LRE, together with the capital strength of Swiss Re, a world-class leader in reinsurance, allows access to business and accounts that we could not get on our own. This transaction is an excellent opportunity for our shareholders, clients and employees."

      Jacques Dubois added, "The combination of our organization with the Swiss Re Group will enable us to serve our collective clients better, as well as to capitalize on the many market opportunities that will become available to us as a result of this transaction. Swiss Re's financial resources and global franchise will benefit greatly our ability to deliver highly valued solutions to the marketplace."

      The transaction will be financed from internal sources by Swiss Re, and is expected to be accretive to earnings by the year 2000.

      Swiss Re is one of the world's leading reinsurers and, with over 70 offices in more than 30 countries, is represented on all continents. In the 1997 financial year, gross premium volume amounted to CHF 17.4 billion (US $11.9 billion) and the result after tax amounted to CHF 2.1 billion (US $1.5 billion). Swiss Re is rated "Aaa" by Moody's and "AAA" by Standard & Poor's.

      Life Re Corporation provides traditional life reinsurance and Administrative Reinsurance(sm) to its clients throughout the United States. In 1997, total revenues were approximately US $646 million with net income of approximately US $50 million. In the first quarter of 1998, Life Re's revenue and net income grew 26% and 42%, respectively, versus the first quarter of 1997.

                                     *****

For Additional Information Contact:
Bruce I. Weiser
(203) 321-3084

For Further Information, Please Contact:

Media, Europe       Andreas Jaggi
                    Tel. + 41 1 285 24 81

Media, USA          John Hendrickson
                    Tel. (415) 217-8221

Investor Relations  Stefan Senn
                    Tel. + 41 1 285 23 99